Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of April 16, 2019, is entered into by Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Michelle Robertson (the “Employee”).

RECITALS

A.                               The Company and the Employee previously entered into an Employment Agreement, dated as of May 29, 2017 (as the same may have been amended from time to time, the “Prior Employment Agreement”), pursuant to which the Employee previously served as the Company’s Vice President, Head of Finance.

B.                               In connection with the Employee’s promotion to the role of Chief Financial Officer and Treasurer, the Company desires to continue to employ the Employee on the terms set forth in this Agreement from and after the Commencement Date (as defined below).

C.                               The Company and the Employee intend that effective as of the Commencement Date, this Agreement will supersede the Prior Employment Agreement in all respects.

In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, effective as of the date of this Agreement), the parties agree as follows:

1.                                 Term of Employment. The Employee’s employment shall be upon the terms set forth in this Agreement. There shall be no definite term of employment, and the Employee’s employment shall be at-will, such that both the Company and the Employee shall be free to end the employment relationship for any reason, at any time, with or without notice.

2.                                 Title and Capacity. The Employee shall serve as Chief Financial Officer and Treasurer, and shall report to the President and Chief Executive Officer of the Company, effective as April 16, 2019 (the “Commencement Date”). The Employee shall continue to be based at the Company’s headquarters in Cambridge, Massachusetts. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time reasonably assign to the Employee. The Employee agrees to devote the Employee’s entire business time, attention and energies to the business and interests of the Company. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

3.                                 Compensation and Benefits.

3.1                               Base Salary. The Company shall pay the Employee, in accordance with the Company’s regular payroll practices, a base salary at the annualized rate of $350,000. Such salary shall be subject to adjustment thereafter, as determined by the Board of Directors of the Company, or a committee or designee thereof (in any case, the “Board”).

3.2                               Annual Discretionary Bonus. If the Board approves an annual bonus for calendar year 2019 or any calendar year thereafter, the Employee will be eligible for a discretionary bonus award. The annual target for the Employee’s bonus will be at 40% of the Employee’s annualized base salary. The Company will determine, in its sole discretion, whether (and in what amount) a bonus award is payable to the Employee and may prorate the bonus award for any partial year of service. In determining whether a bonus award in any given year shall be granted, the Board may review whether the Company has achieved its annually approved corporate goals as well as whether the Employee has achieved the Employee’s personal objectives as established by the

Company or the Board. In order to be eligible for any bonus hereunder, the Employee must be an active employee of the Company on the date such bonus is paid.

3.3                               Employee Benefits. Subject to the provisions of this Section 3.3, the Employee shall be entitled to participate in all benefit plans and programs that the Company establishes and makes available to its employees from time to time to the extent that the Employee is eligible under (and subject to the provisions of) the plan documents governing those programs. The Employee shall be entitled to twenty (20) days of paid vacation time per year (pro-rated for any partial year worked). Accrual of vacation time began on Employee’s first day of employment in accordance with the applicable Company vacation policy.

3.4                               Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of the Employee’s duties, responsibilities or services under this Agreement, upon timely presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request; provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Company.

3.5                               Withholding. All salary, bonus and other compensation or benefits payable to the Employee shall be subject to applicable withholdings and taxes.

4.                                      Termination.

4.1                               Circumstances. The Employee’s employment under this Agreement may be terminated by the Company or the Employee without any breach of this Agreement under the following circumstances:

(a)                                      Death. The Employee’s employment under this Agreement will terminate upon the Employee’s death.

(b)                                      Disability. If the Employee incurs a Disability (as defined below), the Company may terminate the Employee’s employment.

(c)                                       Termination for Cause. The Company may terminate the Employee’s employment for Cause (as defined below).

(d)                                      Termination without Cause. The Company may terminate the Employee’s employment without Cause.

(e)                                       Resignation for Good Reason. The Employee may resign the Employee’s employment with the Company for Good Reason (as defined below).

(f)                                        Resignation without Good Reason. The Employee may resign the Employee’s employment with the Company other than for Good Reason.

4.2                               Notice of Termination. Any termination of the Employee’s employment (other than due to the Employee’s death) shall be communicated by a written notice to the other party (the “Notice of Termination”) given in accordance with Section 0, and shall (a) indicate the specific termination provision of this Agreement relied upon by the party giving such notice, (b) in the case of a termination by the Company for Cause or by the Employee for Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Cause or Good Reason and (c) specify the effective date of the employment termination (the “Date of Termination”), which if the Notice of Termination is provided by the Employee, will be a least 30 days after the date of delivery of the Notice of Termination; provided, however, that if the Employee provides a Notice of Termination to the Company, the Company may, in its discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of the Notice of Termination and is prior to the date specified in the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Employee receives the Notice of Termination or any date thereafter elected by the Company in its discretion. The failure by either party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason will not waive any right of the party under this Agreement or preclude the party from asserting such fact or circumstance in enforcing its rights under this Agreement.

5.                                      Payments Upon Resignation By The Employee Without Good Reason or Termination By The Company For Cause.

5.1                               Payment upon Voluntary Resignation or Termination for Cause. If the Employee voluntarily resigns the Employee’s employment other than for Good Reason, or if the Company terminates the Employee for Cause, the Company shall pay the Employee (a) all accrued and unpaid base salary through the Employee’s Date of Termination, (b) any vacation that is accrued but unused as of such date, (c) any unpaid expense reimbursements owed to the Employee under Section 3.4, payable in accordance with the Company’s business expense reimbursement policy, and (d) any benefits accrued under any employee benefit plans, programs or arrangements of the Company, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”). The Employee shall not be eligible for any severance or separation payments (including, but not limited to, those described in Sections 6 and 7 of this Agreement) or any continuation of benefits (other than those provided for under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or any other compensation pursuant to this Agreement or otherwise. The Employee’s rights, if any, with respect to outstanding Company equity awards will be determined in accordance with the terms of the equity plan and award agreement governing the applicable award.

5.2                               Definition of Cause. For purposes of this Agreement, “Cause” means: (i) Employee’s indictment by federal or state authorities in respect of any crime that involves — in the good faith judgment of the Company — theft, dishonesty or breach of trust; (ii) Employee’s conviction of any felony; (iii) Employee’s commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition or unadjudicated probation for any felony; (iv) a good faith finding by no fewer than two-thirds of the members of the Board (excluding the Employee, if applicable) of Employee’s failure or refusal to perform material duties consistent with Employee’s position, which failure or refusal is not cured (if curable) within ten (10) days after written notice thereof to Employee; (v) in the good faith judgment of no fewer than two-thirds of the members of the Board (excluding the Employee, if applicable), Employee’s fraud or embezzlement of Company property or assets; (vi) a reasonable and good faith determination by no fewer than two-thirds of the members of the Board (excluding the Employee, if applicable) that Employee has violated the Company’s Code of Business Conduct and Ethics or any other Company policy, including but not limited to the Company’s non-discrimination and anti-harassment policies; (vii) acts by Employee of misconduct, moral turpitude, negligence or malfeasance (including intentional or reckless wrongdoing with or without malicious or tortious intent) that may, in the good faith judgment of no fewer than two-thirds of the members of the Board (excluding the Employee, if applicable), have a material adverse effect on the Company; or (viii) a reasonable and good faith determination by no fewer than two-thirds of the members of the Board (excluding the Employee, if applicable) that Employee has breached/violated any provision of this Agreement.

5.3                               Definition of Disability. For purposes of this Agreement, “Disability” shall mean, at any time the Company sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Employee qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Employee has a Disability will be made by the person or persons required to make disability determinations under the long-term disability plan. If, at any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Employee’s absence from the full-time performance of the Employee’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.

5.4                               Definition of Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below, provided, however, that an event described in clauses (a) through (d) below shall not constitute Good Reason unless it is communicated in writing, within 90 days of the event giving rise to the claim, by the Employee to the Company or its successor and unless it is not corrected by the Company or its successor within thirty (30) days of the Company’s or successor’s receipt of such written notice:

(a)                                 the assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company which results in a material diminution in such position. authority or responsibilities;

(b)                                 a material breach of this Agreement by the Company;

(c)                                  a material reduction in the Employee’s base salary; or

(d)                                 a change by the Company in the location at which the Employee performs the Employee’s principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Employee’s principal residence and (ii) more than 30 miles from the location at which the Employee performed the Employee’s principal duties for the Company prior to such change.

6.                                      Termination Without Cause, Termination by Reason of Death or Disability, Resignation for Good Reason.

6.1                               If the Employee’s employment with the Company is terminated by reason of the Employee’s death or Disability, by the Company without Cause, or by the Employee’s resignation for Good Reason, other than in a Change in Control Termination (as defined in Section 7.1(c)), then the Employee shall be paid the Accrued Rights. In addition, if the Employee’s employment with the Company is terminated by reason of the Employee’s Disability, by the Company without Cause, or by the Employee’s resignation for Good Reason, other than in a Change in Control Termination, subject to the Employee’s execution and non-revocation of a binding severance and release agreement in substantially the form attached as Exhibit A to this Agreement (hereinafter, a “Severance Agreement”), which Severance Agreement must be executed and any applicable revocation period with respect thereto must have expired within sixty (60) days of the Date of Termination, and the Employee’s continued compliance with the provisions of the Non-Disclosure Agreement (as defined in Section 10), the Employee shall be eligible to receive the following separation benefits:

(a)                            In the event the Employee’s employment with the Company is terminated by the Company without Cause or due to the Employee’s resignation for Good Reason, an amount equal to the sum of (i) twelve (12) months of the Employee’s base salary as of the Date of Termination (which amount shall be payable in equal installments over 12 months following the Date of Termination in accordance with the Company’s regular payroll practices, provided that any such payments that would otherwise have been made prior the first regular payroll pay date following the date the Separation Agreement becomes effective and irrevocable (the “First Payment Date”) will instead be accumulated and paid in a lump sum on the First Payment Date) and (ii) the greater of (x) the annual discretionary target bonus established by the Board (or any other person or persons having authority with respect thereto) for the Employee for the fiscal year in which the Date of Termination occurs or (y) the annual bonus paid to the Employee for the most recently completed fiscal year (which amount shall be payable in one lump sum on the First Payment Date);

(b)                                      In the event the Employee’s employment with the Company is terminated by the Company without Cause or due to the Employee’s resignation for Good Reason, if the Employee is eligible for COBRA and elects to continue the Employee’s coverage under one or more of the Company’s group health plans pursuant to COBRA, the Company shall directly pay, until the earlier of (x) twelve (12) months following the Date of Termination or (y) the date on which the Employee becomes eligible to receive group health insurance coverage through a new employer (and the Employee agrees to notify the Company in writing immediately following the date of such eligibility) or (z) the date on which the Employee is no longer eligible for COBRA (the “Contribution Period”) for the cost of the Employee’s COBRA premiums in the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage, provided that if the Company determines it is necessary to satisfy the requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or if the Company determines it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company may instead provide the Employee with a taxable monthly cash payment in an amount equal to 1.5 times the amount the Company would have otherwise paid towards the Employee’s health care premiums under this Section, with any such taxable monthly payment that would otherwise be paid before the First Payment Date being accumulated and paid in a lump sum on the First Payment Date; and

(c)                                       If the Employee’s employment with the Company is terminated by reason of the Employee’s Disability, by the Company without Cause or due to the Employee’s resignation for Good Reason, the Employee shall be entitled to (i) continued vesting of any outstanding unvested stock options held by the Employee as of the Date of Termination (collectively, the “Outstanding Stock Options”) for a period of twelve (12) months following the Date of Termination (the “Extended Vesting Period”) and the right to exercise any Outstanding Stock Options shall terminate on the earlier of the date that is three months after expiration of the Extended Vesting Period and the original expiration date of the Outstanding Stock Option (assuming no termination of employment occurred but, for the avoidance of doubt, subject in all events to earlier termination in connection with a corporate transaction or event in accordance with the terms of the Outstanding Stock Option) and (ii) immediate vesting, on the Date of Termination, of any outstanding unvested restricted stock and restricted stock unit awards with underlying shares that vest solely through the passage of time (i.e., service-based vesting) and not upon the achievement of specified conditions or milestones (i.e., performance-based vesting) held by the Employee as of the Date of Termination (collectively, “Outstanding Restricted Stock Awards”) that would have vested during the period of twelve (12) months following the Date of Termination; provided that, if any Outstanding Restricted Stock Awards constitute “non-qualified deferred compensation” subject to Section 409A (as defined in Section 17), then such awards will vest on the Date of Termination and will be paid or settled, as applicable, in accordance with the schedule that applies to such awards notwithstanding the accelerated vesting provisions of this Section to the extent necessary to avoid a prohibited distribution under Section 409A.

6.2                               Taxes.

(a)                                 Notwithstanding any other provision of this Agreement, except as set forth in Section 6.2(b). in the event that the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to the Employee a portion of any Contingent Compensation Payments (as defined below) that the Employee would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Employee. For purposes of this Section 6.2, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1 .280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)                                 Notwithstanding the provisions of Section 6.2(a), no such reduction in Contingent Compensation Payments shall be made if the Eliminated Amount (computed without regard to this sentence) exceeds 110% of the aggregate present value (determined in accordance with Treasury Regulation

Section 1.280G-1, Q/A-31, Q/A-32 and Q/A-33 or any successor provisions) of the amount of any additional taxes that would be incurred by the Employee if the Eliminated Payments (determined without regard to this sentence) were paid to the Employee (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)                                  For purposes of this Section 6.2 the following terms shall have the following respective meanings:

(i)                                          “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)                                       “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)                                      Any payments or other benefits otherwise due to the Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until following the determination regarding the application of this Section 6.2. All determinations regarding the application of this Section 6.2 shall be made by an accounting firm or consulting group selected by the Company and acceptable to the Employee, with such agreement as to acceptability not to be unreasonably withheld, conditioned or delayed, with experience in performing calculations regarding the applicability of Section 280G of the Code and the excise tax imposed by Section 4999 of the Code (the “Independent Advisors”). For purposes of such determinations, no portion of the Potential Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(e)                                       Any reduction in the Potential Payments shall be made by reducing or eliminating Potential Payments in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits and (iv) any vesting of equity awards, in each case, in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax imposed by Section 4999 of the Code, to the extent necessary to maximize the Eliminated Payments.

(f)                                        The provisions of this Section 6.2 are intended to apply to any and all payments or benefits available to the Employee under this Agreement or any other agreement or plan of the Company under which the Employee receives Contingent Compensation Payments.

7.                                      Termination Following Change in Control.

7.1                                    Key Definitions. As used herein, the following terms shall have the following respective meanings:

(a)                                      “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection), provided that such event or occurrence also constitutes a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A:

(i)                                          the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company); (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (x) and (y) of subsection (iii) of this Section 7.1(a); or

(ii)                                       such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the execution of this Agreement or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)                                    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company, in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)                                   approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)                                 “Change in Control Date” means the first date following the Commencement Date (as defined in Section 2 above) on which a Change in Control occurs.

(c)                                       “Change in Control Termination” occurs when the Employee is terminated without Cause or resigns for Good Reason, in either case, within ninety (90) days preceding, on or within twelve (12) months following the Change in Control Date; provided that, in the event such termination occurs within the ninety (90) days preceding the Change in Control Date, the Employee must reasonably demonstrate that such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control.

7.2                                    Benefits to Employee Upon a Change in Control Termination.

In the event of a Change in Control Termination, the Employee shall be entitled to the Accrued Rights. In addition, subject to the Employee’s execution and non-revocation of a Severance Agreement, which Severance Agreement must be executed and any applicable revocation period with respect thereto must have expired within sixty (60) days of the Date of Termination, and the Employee’s continued compliance with the provisions of the Non-Disclosure Agreement, the Employee shall be eligible to receive the following separation payments and benefits:

(a)                                      an amount equal to the sum of (i) twelve (12) months of the Employee’s base salary as of the Date of Termination (which amount shall be payable in one lump sum on the First Payment Date; provided, however, that if the Date of Termination precedes the Change in Control Date, then such amount shall be payable in accordance with Section 6.1(a)(i)), and (ii) the greater of (x) the annual discretionary target bonus established by the Board (or any other person or persons having authority with respect thereto) for the Employee for the fiscal year in which the Date of Termination occurs or (y) the annual bonus paid to the Employee for the most recently completed fiscal year (which amount shall be payable in one lump sum on the First Payment Date; provided, however, that if the Date of Termination precedes the Change in Control Date, then such amount shall be payable in accordance with Section 6.1(a)(i));

(b)                                      the payments and benefits provided under Section 6.1(b); and

(c)                                       immediate vesting as of the Date of Termination of any outstanding unvested stock options, restricted shares, restricted stock units or other equity or equity-based awards of the Company (or its successor in the Change in Control) held by the Employee, which such equity awards will remain exercisable (as applicable) in accordance with the applicable grant agreement; provided that, if any such equity awards constitute “non-qualified deferred compensation” subject to Section 409A, then such awards will vest on the Date of Termination and will be paid or settled, as applicable, in accordance with the schedule that applies to such awards notwithstanding the accelerated vesting provisions of this Section to the extent necessary to avoid a prohibited distribution under Section 409A.

8.                                           Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefits provided for in Sections 6 and 7 by seeking other employment or otherwise except with regard to medical and dental coverage if new employment is obtained.

9.                                           Survival. The provisions of Sections 6, 7, 10 and 0 shall survive the termination of this Agreement for any reason.

10.                                    Non-Solicitation, Non-Competition, Confidential Information and Developments. The Employee hereby restates and reaffirms all of the Employee’s obligations under the Employee Nondisclosure,

Noncompetition and Assignment of Developments Agreement dated as of May 3, 2017 between the Company and the Employee and attached hereto as Exhibit B (the “Non-Disclosure Agreement”) the signing of which by Employee is an express condition of employment and which is incorporated fully herein.

11.                               Notices. Any notice delivered under this Agreement shall be given in writing and deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next-business day delivery signature required via a reputable nationwide overnight courier service, (a) if to the Company, to the attention of the Company’s general counsel at the Company’s principal executive offices or (b) if to the Employee, to the most recent address for the Employee that the Company has in its personnel files. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 0.

12.                               Entire Agreement. This Agreement and any exhibits hereto constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including the Prior Employment Agreement.

13.                               Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

14.                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof that would result in the application of the laws of another jurisdiction) and, where applicable, the laws of the United States of America. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

15.                               Successors and Assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place, unless such assumption occurs automatically by operation of law. Failure of the Company to obtain such an assumption of this Agreement upon the effectiveness of any succession shall be a material breach of this Agreement for purposes of the definition of Good Reason. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns: provided, however, that the obligations and rights of the Employee under this Agreement are personal and shall not be assigned by the Employee.

16.                               Acknowledgment. The Employee states and represents that the Employee has had an opportunity to fully discuss and review the terms of this Agreement with an attorney and has not acted in reliance upon any representations or promises made by the Company other than those contained in this Agreement. The Employee further states and represents that the Employee has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Employee’s name of the Employee’s own free act.

17.                               Section 409A.

17.1                             Distributions. Subject to this Section 17.1, any payments or benefits under Sections 6 and 7 that are payable upon the Employee’s termination of employment and are subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance issued thereunder

(“Section 409A”) shall be paid only upon the Employee’s “separation from service” (within the meaning of Section 409A) from the Company. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under Sections 6 and 7:

(a)                  It is intended that each installment of the payments and benefits provided under Sections 6 and 7 shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(b)                  Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Employee’s separation from service, Employee is a specified employee (as defined below), then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six month period or such shorter period, if applicable). Employee will be a specified employee for purposes of this Agreement if, on the date of Employee’s separation from service, Employee is an individual who is, under the method of determination adopted by the Company is designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a specified employee and the application of and effects of the change in such determination;

(c)                   If the period during which the Employee may deliver the Separation Agreement begins in one calendar year and ends in another calendar year, notwithstanding the contrary terms of this Agreement, the First Payment Date will in all events occur only in the second year; and

(d)                  The determination of whether and when a separation from service has occurred shall he made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

17.2                        Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses or provision of in-kind benefits under this Agreement constitutes deferred compensation under Section 409A, such reimbursement and benefits shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

17.3                        Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

18.                               Miscellaneous.

18.1                        No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. At any time, the Company may in its sole discretion elect to waive any covenant, or part thereof, set forth in this Agreement, provided such waiver is expressly agreed to in writing by an executive officer of the Company or, if Employee is an executive officer of the Company, by the Board.

Any such waiver given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

18.2                             The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.3                             In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

19.                                    Whistleblower Protections. Nothing in this Agreement or the Non-Disclosure Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Jo-Ann Beltramello
Title:	Chief HR and Infrastructure Officer

EMPLOYEE

/s/ Michelle Robertson
Michelle Robertson

Exhibit A

Severance Agreement

[attached]

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (hereinafter “Agreement” or “Agreement and General Release”) is made by and between Momenta Pharmaceuticals, Inc. (“Momenta” or the “Company”) and Michelle Robertson (“Employee”). In order to resolve all matters relating to Employee’s employment, including but not limited to issues relating to the cessation of Employee’s employment, Momenta and Employee (collectively referred to as the “Parties”), voluntarily agree that:

1.                                      Last Day of Employment. Employee’s last day of employment with Momenta was [     ], referred to as the “date of termination.” Payment of all salary ceased as of Employee’s last day of employment, as did Employee’s right to participate in any Momenta benefit programs unless otherwise required by law or provided for in this Agreement.

2.                                      Consideration. In consideration for Employee signing this Agreement and General Release, and complying with its terms, Momenta agrees to provide the separation payments and benefits in Section [6/7] of the Executive Employment Agreement between Employee and the Company effective as of October 5, 2018 (the “Employment Agreement”) in accordance with, and subject to the terms of, the Employment Agreement.

3.                                      No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the separation payments and/or benefits specified in Section 2 above, except for Employee’s signing of this Agreement and the fulfillment of the promises contained herein.

4.                                      Employee General Release, Claims Not Released and Related Provisions. In exchange for the mutual promises made in this Agreement and in the Employment Agreement, Employee agrees:

(a)                            Employee General Release of All Claims. Employee on behalf of himself, his heirs, executors, representatives, agents, insurers, administrators, successors and assigns knowingly and voluntarily and to the maximum extent permitted by law releases and forever discharges, Momenta, any and all past, present or future companies, parent companies, partners, divisions, subsidiaries, affiliates, trustees or corporations under common control or ownership, and each of its and their respective current and former officers, directors, insurers, shareholders, officers, members, attorneys, agents and current/former employees, and each of its or their respective predecessors, successors, and assigns, and all related persons, individually and in their corporate capacities, and each of its or their respective employee benefit plans and programs and their administrators and fiduciaries (all individually and collectively referred to throughout the remainder of this Agreement as the “Released Parties”) of and from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, known and unknown, asserted or unasserted, that Employee has, had or may have against the Released Parties (whether individually or collectively) as of the date Employee signs this Agreement arising from or relating to Employee’s employment with or service to Momenta and any of its subsidiaries or the termination thereof, including, but not limited to (i) any claims under any federal, state, local or foreign law arising out of, or in any way related to Employee’s employment, benefits, employment and end of employment with Momenta, and all claims arising under Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; The Civil Rights Act of 1991; The Age Discrimination In Employment Act, as amended (“ADEA”); The Older Workers Benefit Protection Act; The Genetic Information Nondiscrimination Act of 2008 (“GINA”), The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Family and

Medical Leave Act; The Equal Pay Act, as amended; The Worker Adjustment and Retraining Notification Act, as amended; The Uniform Services Employment and Reemployment Rights Act, as amended; The Massachusetts Law Against Discrimination/Fair Employment Practices Act, G.L. c. 151B; The Massachusetts Parental Leave Law; The Massachusetts Privacy Statute, G.L. c. 214, § 1B; The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; The Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; The Massachusetts Consumer Protection Act, G.L. c. 93A; The Massachusetts Civil Rights Act, G.L. c. 12, §11; The Massachusetts paid sick leave law; The Massachusetts Equal Rights Act, G.L. c. 93; The Massachusetts Equal Pay law; all other Massachusetts wage and hour laws; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for bonuses, commissions, stock grants, stock option grants, or any claims for incentive compensation of any type (but not including any claims for compensation or benefits as provided for in Section 2 of this Agreement), whether under common law or Momenta policy or contract, and any other federal, state or local human rights, civil rights, wage-hour, pension or labor laws, rules and/or regulations, public policy; (iii) any claim for breach of contract, contract or tort laws; (iv) any claim arising under common law, such as claims for malicious prosecution, misrepresentation, defamation, false imprisonment, libel, slander, invasion of privacy, negligence, claims based on theories of strict liability or respondeat superior, infliction of emotional distress, or otherwise; (v) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements; or (vi) any other action or grievance against the Released Parties based upon any conduct, up to and including the date of the Agreement, and shall not, from any source or proceeding, seek or accept any additional award or settlement therefrom.

(b)                                 Employee Claims Not Released. Employee is not waiving any rights Employee may have to: (a) Employee’s own vested accrued employee benefits under Momenta’s health, welfare, or retirement benefit plans as of the date of termination; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) challenge the validity of this Agreement; (f) indemnification pursuant to contract, directors’ and officers’ liability insurance or applicable law; and/or (g) vested equity securities of Momenta.

(c)                                  Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies, except as provided in Section 8(b).

(d)                                 Other Agreements. Employee acknowledges and agrees that the separate Employee Nondisclosure, Noncompetition and Assignment of Developments Agreement dated May 3, 2017 (the “Non-Disclosure Agreement”), remains in full force and effect and that Employee remains bound by that agreement, the terms of which are incorporated herein by reference. Employee represents and warrants that Employee has complied with all provisions of the Non-Disclosure Agreement at all times through the Effective Date (as defined below).

5.                                 Acknowledgments and Affirmations.

(a)                            Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Momenta or the Released Parties. Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled, except for those contemplated by this Agreement. Employee further

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acknowledges and agrees that by signing this Agreement and General Release, Employee shall not be eligible to receive any bonuses or other incentive or discretionary compensation except as specifically provided under Section 2 above. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Employee further affirms that Employee has no known workplace injuries or occupational diseases.

(b)                                      By signing this Agreement, Employee affirms that Employee has not divulged any proprietary or confidential information of Momenta and will, to the maximum extent permitted by law, continue to maintain the confidentiality of such information consistent with Momenta’s policies and/or common law.

(c)                                       Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Momenta or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that, as set forth above, if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

6.                                           Non-Disparagement. Employee agrees that to the maximum extent permitted by law, Employee shall not make any statement, whether written or oral, that is willfully disparaging of the Company, the members of its Board of Directors, or its senior management team. The Company agrees that it shall instruct its senior management team with knowledge of this Agreement and members of its Board of Directors not to make any statement that is willfully disparaging of Employee. Nothing in this paragraph shall prohibit or limit the ability of the Parties (and in the case of the Company, its current and former employees and members of its Board of Directors) from enforcing the terms of this Agreement or testifying truthfully (including opinion testimony) in any legal proceeding, and/or in response to a valid subpoena issued in connection with a legitimate Court or administrative proceeding, including but not limited to depositions.

7.                                           Confidentiality, Whistleblower Protections and Return of Property.

(a)                                      In addition to and notwithstanding the terms of the Non-Disclosure Agreement, Employee agrees that to the maximum extent permitted by law, Employee shall not disclose to any other person or entity (including but not limited to social networking web sites and/or members of the press/media), any information regarding the underlying facts leading up to this Agreement, except to Employee’s spouse/significant other, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and General Release, or to enforce any provision of this Agreement or as otherwise permitted by law.

(b)                                      Notwithstanding the foregoing, nothing in this Agreement, the Employment Agreement or the Non-Disclosure Agreement (together, the “Subject Documents”) prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in any Subject Document: (A) Employee shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected

3

violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(c)                                  Employee affirms that Employee will return/has returned all of Momenta’s property, documents, and/or any confidential information in Employee’s possession or control.

8.                                      Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision that would result in the application of any other laws, and where applicable the laws of the United States. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. The Company and Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.                                      Section 280G. For the avoidance of doubt, all payments and benefits under this Agreement shall be subject to the provisions of Section 6.2 of the Employment Agreement, which will apply, mutatis mutandis, to this Agreement.

10.                               Cooperation. Employee agrees to cooperate with the Company in connection with any matter or event relating to Employee’s employment or events that occurred during Employee’s employment, including, without limitation, in the defense or prosecution of any claims or actions which may be brought or threatened in the future against or on behalf of the Company. Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which Employee has been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. Except with respect to testimony delivered in a legal proceeding, the Company and Employee will mutually agree upon a reasonable fee to be paid to Employee for any such cooperation and the Company will reimburse Employee for all reasonable expenses incurred or paid by Employee in connection with such cooperation.

11.                               Non-admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

12.                               Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

13.                               Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except to the extent such agreements/understandings are incorporated in whole or in part by reference or otherwise

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adopted by this Agreement. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND GENERAL RELEASE. IN ORDER TO RECEIVE THE PROMISES AND BENEFITS AND PAYMENTS UNDER SECTION 2 OF THIS AGREEMENT, EMPLOYEE MUST ACCEPT THIS AGREEMENT BY SIGNING THIS AGREEMENT (AND NOT THEREAFTER REVOKING EMPLOYEE’S ACCEPTANCE) WITHIN THAT TWENTY-ONE (21) CALENDAR DAY PERIOD.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE GENERAL COUNSEL OF THE COMPANY AT THE COMPANY’S PRINCIPAL EXECUTIVE OFFICES AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED, OR MAILED AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. THIS AGREEMENT WILL BECOME EFFECTIVE ON THE FIRST DAY AFTER THE EXPIRATION OF THE EMPLOYEE’S REVOCATION PERIOD (THE “EFFECTIVE DATE”) PROVIDED THAT EMPLOYEE HAS NOT PREVIOUSLY REVOKED THIS AGREEMENT AS SET FORTH HEREIN.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES, AS DEFINED ABOVE, WHETHER INDIVIDUALLY OR COLLECTIVELY, INCLUDING ANY CLAIMS EMPLOYEE MAY HAVE UNDER THE ADEA.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

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MOMENTA PHARMACEUTICALS, INC.

By:
Title:
Date:

EMPLOYEE

[ ]
Date:

6

Exhibit B

Non-Disclosure Agreement

[attached]

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET CAMBRIDGE, MA 02142	T: 617.491.9700 F: 617.621.0431 WWW.MOMENTAPHARMA.COM

MOMENTA PHARMACEUTICALS, INC.

EMPLOYEE NONDISCLOSURE, NONCOMPETITION AND
ASSIGNMENT OF DEVELOPMENTS AGREEMENT

In consideration and as a condition of my employment by Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and of the compensation to be paid to me, and in recognition of the fact that as an employee of the Company I will or may have access to confidential information, I agree with the Company as follows:

1. Performance of Duties. I agree to perform my assigned duties diligently, conscientiously, honestly, with reasonable skill and in an ethical and reputable manner at all times. During my employment with the Company I shall devote my full working time, skill, energy and efforts to the Company. I agree that I will comply with all rules, procedures and standards promulgated from time to time by the Company. These rules, procedures and standards include standards for ethical and professional conduct in dealings with others, security provisions designed to protect Company property and the personal security of Company employees, rules respecting attendance, punctuality, and hours of work, and rules and procedures designed to protect the confidentiality of proprietary information. I acknowledge that these rules and regulations may be revised or updated by the Company from time to time, and that the Company agrees to make reasonable efforts to inform me of such revisions and updates. I will comply with all applicable laws and regulations in the performance of my duties, including, but not limited to, FDA Good Laboratory Practices, Good Manufacturing Practices and Good Clinical Practices. I will perform my duties in accordance with generally accepted ethical standards of the scientific community. I acknowledge that scientific misconduct, such as fabrication or falsification of records, or engaging in any practice that ultimately misrepresents data, is prohibited and may lead to immediate termination. I acknowledge that the Company requires that all information provided on its behalf to any regulatory agency be true and complete (to the best of the Company’s knowledge), in all material respects at the time provided. I agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity and scope of this Agreement.

2. Prior Obligations. I hereby represent, warrant and agree as follows:

a.         I have the full right to enter into this Agreement and perform the services required of me hereunder;

b.         My employment by the Company does not violate the terms or conditions of any agreement to which I am a party;

c.          In the course of providing services hereunder, I will not infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of Company and of any third party;

d.         I have not and will not disclose or use in performing my duties any confidential information of any third party unless expressly permitted by that third party.

e.          1 have disclosed to the Company in writing any and all continuing obligations I have to previous employers or others that restrict my activities in any way.

3. Definition of Confidential Information. The term “Confidential Information” shall mean all scientific, technical, trade or business information developed for or possessed by the Company which is treated by the Company as confidential or proprietary, including, without limitation, information pertaining to sugars, heparinases, enzymes,

Employee NDA June 7, 2016

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reagents, glycoproteins, proteins, peptide mixtures, plasmas, vectors, expression systems, cells, cell lines, antibodies, organisms, chemical compounds, products, formulations, methodologies, algorithms, notation systems, computer programs, computer security systems and processes, assay systems, procedures, tests, data, documentation, reports, sources of supply, know-how, patent positioning, business plans, research, manufacturing, commercialization, marketing and any other confidential information about or belonging to Company’s affiliates, suppliers, licensors, licensees, partners, collaborators, customers and any other technical or business information, whether prepared, conceived or developed by the Company or received by the Company from an outside source, which is maintained in confidence by the Company, or which might permit the Company or its customers to obtain a competitive advantage over competitors.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction, or which has otherwise lawfully entered the public domain.

4. Nondisclosure Obligation. I shall not, directly or indirectly, use or disclose any Confidential Information, except as may be required by Company in the ordinary course of my performance of my duties as an employee of the Company. This nondisclosure obligation shall survive termination of my employment with the Company.

5. Ownership. I agree that all discoveries, inventions, ideas, specifications, designs, concepts, know-how, trade secrets, software, works of authorship, biological substances, data, documentation, reports, research processes, products, methods and improvements, or parts thereof that I may solely or jointly conceive, develop, reduce to practice, or otherwise create, or cause to be conceived, developed, reduced to practice or otherwise created, in any way relating to the Company’s present or proposed products, during the period of my employment with the Company, whether or not made during my regular working hours, and whether or not made on the Company’s premises (hereinafter referred to as “Developments”), together with all products or services which embody or emulate any such Developments, shall be the sole and exclusive property of the Company. I shall make and maintain adequate and current written records of all Developments, including notebooks and invention disclosures, which records shall be available to and remain the property of the Company at all times. I shall disclose all Developments promptly, fully and in writing to the Company immediately upon production or development of the same and at any time upon request.

6. Assignment of Developments. I hereby assign to the Company all my right, title and interest throughout the world in and to all Developments and to anything tangible which evidences, incorporates, constitutes, represents or records any Developments. I agree that all Developments shall constitute works made for hire under the copyright laws of the United States and hereby assign and, to the extent any such assignment cannot be made at present, I hereby agree to assign, to the Company all copyrights, patents and other proprietary rights I may have in any Developments, together with the right to file for and/or own wholly without restriction any and all patents, trademarks, and copyrights throughout the world. I agree to waive, and hereby waive, all moral rights or proprietary rights in or to any Developments and, to the extent that such rights may not be waived, agree not to assert such rights against the Company or its licensees, successors or assigns.

7. Employee’s Obligation to Cooperate. I agree to cooperate fully, both during and after my employment, to assist the Company in obtaining, maintaining, perfecting, enforcing and defending any and all trade secret, patent, copyright, mask work, know-how, and other intellectual property rights, proprietary information or confidential information protectable under the laws of any country in the world. I will take all necessary steps, execute all documents and perform all other acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development. I acknowledge that the Company, from time to time, may have agreements with other persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding Developments made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

8. Noncompetition. During my employment with the Company and for a period of twelve (12) months after the termination of my employment with the Company for any reason, I shall not, on my own behalf, or as owner, manager, stockholder, consultant, director, officer, or employee of any business entity (except as a holder of not more than one (1%) percent of the stock of a publicly held company) participate in the same or similar capacity to any position that I held with

2

the Company, directly or indirectly, on products or services that compete with any product or service developed, manufactured, marketed or sold by the Company or any of its subsidiaries, and regarding which I was substantially involved and was privy to Confidential Information while I was employed by the Company.

9. Nonsolicitation. During my employment with the Company and for a period of twelve (12) months after the termination of my employment with the Company for any reason, I shall not, either alone or in association with others, solicit, induce, recruit, or hire, or attempt to solicit, induce, recruit or hire for employment or as an independent contractor any employee of the Company.

During my employment with the Company and for a period of twelve (12) months after the termination of my employment for any reason, I shall not solicit, divert or take away, or attempt to solicit, divert or take away, directly or indirectly, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, which were contacted, solicited or served by the Company at any time during the term of my employment with the Company.

10. Return of Property. Upon termination of my employment with the Company, or at any other time upon request of the Company, I shall return promptly any and all Confidential Information and Developments, along with any and all property of the Company or its customers which I may then possess or have under my control. I further agree that upon termination of employment I will not take with me any documents or data in any form or of any description containing or pertaining to Confidential Information or Developments.

11. Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and me with respect to the subject matter hereof and supersedes all prior understandings between us. No modification of or amendment to this Agreement, nor any waiver of rights under this Agreement, will be effective unless in writing signed by the parties. No waiver by the Company of any breach hereunder will operate or be construed as a waiver of any subsequent breach of this Agreement. This Agreement shall be binding upon my heirs, executors or other legal representatives and will be for the benefit of the Company, its successors and assigns.

12. Severability. If one or more provisions of this Agreement are deemed void by law then the remaining provisions will continue in full force and effect

13. Remedies. I acknowledge and agree that violation of this Agreement would cause irreparable harm to the Company not adequately compensable by money damages alone and that the restrictions contained in this Agreement are both reasonable and necessary for the protection of the business and goodwill of the Company. I therefore agree that, in addition to all other remedies available, the Company shall be entitled to injunctive relief.

14. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions.

15. Employment at Will. I acknowledge that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue my employment for any period of time. This Agreement shall in no way alter the Company’s policy of employment at will, under which both the Company and I remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.

16. Defend Trade Secrets Act of 2016. Under the federal Defend Trade Secrets Act of 2016, I understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS EMPLOYEE NONDISCLOSURE, NONCOMPETITION AND ASSIGNMENT OF DEVELOPMENTS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

[Signatures appear on the following page]

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EMPLOYEE:		Accepted and Agreed:

Employee’s Signature:		MOMENTA PHARMACEUTICALS, INC.

/s/ Michelle J. Robertson		By:	/s/ Jo-Ann Beltramello
Name:	Michelle J. Robertson	Name:	Jo-Ann Beltramello
Address:	197 Abbott St.	Title:	SVP, HR
Date:	No. Andover, MA 01845	Date:	5/3/2017

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